EXHIBIT 21
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                       SUBSIDIARIES OF DIRECT FOCUS, INC.
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Nautilus Fitness Products, Inc., a Washington corporation
Nautilus Human Performance Systems, Inc., a Virginia corporation
Nautilus, Inc., a Washington corporation
Direct Focus Sales Corporation, a Washington corporation
DFI Properties, LLC, a Virginia limited liability company
BFI Advertising, Inc., a Washington corporation
DFI Leaseco, LLC, a Washington limited liability company
Nautilus/Schwinn Fitness Group, Inc., a Colorado corporation
DF Hebb Industries, Inc., a Texas corporation
Schwinn Fitness International, a Swiss corporation
Schwinn Fitness SA, a Swiss corporation
StairMaster Health and Fitness Products, Inc., a Washington corporation StairMaster Sports/Medical Products (U.K.), a United Kingdom corporation StairMaster Sports/Medical Products GmbH, a German corporation